Exhibit 10.7

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

RTG VENTURES  INC

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held this December 9th, 2011.

The Board of Directors who were present for this meeting & took active part therein were:

LINDA PERRY
NEIL GRAY
REGGIE JAMES

WHEREAS there has been presented to and considered by this meeting a Motion to Rescind the previously executed Share Purchase Agreement with Bitemark MC Ltd of 3rd September, 2010;

WHEREAS said Agreement was premised upon maintenance of assets and certain performances of profit margin on the part of Bitemark MC Ltd;

WHEREAS no such maintanence of the assets nor production of any profit has ensued, to the point of filing of Liquidation on the part of Bitemark; no consideration at all having been tendered on the part of Bitemark MC Ltd;

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that:

Said Share Purchase Agreement, as well as ALL obligations and commitments between the companies are now hereby RECSINDED nunc pro tunc leaving the companies in a state of equipoise as was prior to the first Agreement signed between them.

Note additionally that the 236,228 Preferred Shares reserved for Bitemark shall herewith be returned to Treasury.

Said Motion is hereby passed and the corporate books, records and the secretary shall file this Resolution in the corporate records.

DATED: December 9th, 2011

____________________
David E. Price, Secretary